As filed with the Securities and Exchange Commission on June 8, 2004
                                                  Registration No.  333-________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  EQUITEX, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                     84-0905189
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or organization)

                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                                 (303) 796-8940
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

          HENRY FONG, PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                            Telephone (303) 796-8940
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

        Copies of communication, including all communication sent to the agent for service, should be sent to:
                             William M. Mower, Esq.
                            Paul D. Chestovich, Esq.
                       Maslon Edelman Borman & Brand, LLP
                  3300 Wells Fargo Center, 90 South 7th Street
                          Minneapolis, Minnesota 55402
                            Telephone (612) 672-8200

                                   ----------

Approximate date of commencement of proposed sale to public: from time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box: [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------- -------------- ------------------ ------------------ ------------
TITLE OF EACH CLASS OF                   AMOUNT TO BE   PROPOSED MAXIMUM   PROPOSED MAXIMUM   AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED   OFFERING PRICE PER AGGREGATE OFFERING REGISTRATION
                                                           SHARE (1)          PRICE (1)          FEE
--------------------------------------- -------------- ------------------ ------------------ ------------
Common Stock, $.01 par value per share     7,843,137         $1.02            $8,000,000      $1,013.60
(2) . . .                                   shares
--------------------------------------- -------------- ------------------ ------------------ ------------
Common Stock, $.01 par value per share     1,100,000       $1.275 (4)         $1,402,500        $177.70
(3) . . .                                   shares
--------------------------------------- -------------- ------------------ ------------------ ------------

---------------------------------
(1) Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee based on the average high and low closing sales price on June 4, 2004.
(2) Common stock issuable upon conversion of convertible promissory notes.
(3) Common stock issuable upon exercise of warrants issued in connection with the issuance of the above-indicated convertible promissory notes.
(4) Proposed maximum offering price per share calculated in accordance with Rule 457(g) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                    SUBJECT TO COMPLETION, DATED JUNE 8, 2004


                                   PROSPECTUS



                                  EQUITEX, INC.


                        8,943,137 SHARES OF COMMON STOCK



         This prospectus relates to 8,943,137 shares of common stock of Equitex, Inc. held by the selling securityholders listed on page 12 of this prospectus. We will receive no proceeds from the sale of the common stock by the selling securityholders.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "EQTX." On June 4, 2004, the last sale price for our common stock as reported on the Nasdaq SmallCap Market was $1.02.

         The shares of common stock offered by this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 for a description of some of the risks you should consider before buying any shares of our common stock offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information contained in this prospectus is not complete and may be changed. The selling securityholders listed on page 12 of this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



              The date of this prospectus is         , 2004

                                TABLE OF CONTENTS



                                                                           Page
                                                                           ----
Prospectus Summary                                                           1

Risk Factors                                                                 3

Cautionary Note Regarding Forward-Looking Statements                        10

Material Developments                                                       11

Use of Proceeds                                                             12

Selling Securityholders                                                     12

Plan of Distribution                                                        14

Legal Matters                                                               16

Experts                                                                     16

Where You Can Find More Information                                         17

Disclosure of Commission Position on Indemnification
  for Securities Act Liabilities                                            18



         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Equitex, Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website (located at WWW.SEC.GOV) or at the Securities and Exchange Commission's Public Reference Room mentioned under the heading "Where You Can Find More Information" on page 17 of this prospectus.

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION FOUND IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND OTHER INFORMATION THAT IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IN ADDITION, THIS PROSPECTUS SUMMARIZES OTHER DOCUMENTS WHICH WE URGE YOU TO READ. ALL REFERENCES IN THIS PROSPECTUS TO "EQUITEX," "WE," "US," "OUR" OR "OUR COMPANY" REFER TO EQUITEX, INC. AND OUR CONSOLIDATED SUBSIDIARIES.

THE COMPANY

         Equitex, Inc. was organized under the laws of the State of Delaware in 1983. From 1984 until January 4, 1999, we were a business-development company, a form of closed-end, non-diversified investment company, subject to the applicable provisions of the Investment Company Act of 1940. A business-development company generally must maintain 70% of its assets in new, financially troubled or otherwise qualified companies, known as investee companies, and offer significant managerial assistance to such investee companies. We primarily were engaged in the business of investing in and providing managerial assistance to developing companies that, in our opinion, had a significant potential for growth. On April 3, 1998, our stockholders authorized us to change the nature of our business and withdraw our election as a business-development company, which became effective on January 4, 1999. Effective December 1, 2001, we acquired all the outstanding common stock of Chex Services, Inc. in exchange for 1,992,001 shares of our common stock valued at $10,119,000 ($5.08 per share), in a transaction accounted for as a purchase. Chex Services provides comprehensive cash access services to 44 casinos and other gaming establishments.

         In August 2002 we formed a new majority owned subsidiary, Denaris Corporation, to pursue opportunities in stored value card operations. In return for assigning our rights to certain notes receivable as well as the opportunity to acquire certain technological and other information from our subsidiary Key Financial Systems, Denaris Corporation agreed to pay Equitex $250,000 in the form of a promissory note as well as 5,000,000 shares of common stock of Denaris Corporation. As of June 1, 2004, Denaris Corporation had 6,510,000 shares of common stock outstanding. Accordingly, we own 77% of the outstanding common stock of Denaris Corporation as of such date.

         On April 14, 2004, Chex Services, Inc. executed and delivered an Agreement and Plan of Merger with Seven Ventures, Inc., a publicly traded Nevada corporation (OTCBB: SVVI), and Seven Ventures Newco, Inc., a wholly owned subsidiary of Seven Ventures and a Minnesota corporation. Seven Ventures, Inc. had no business operations when the Agreement and Plan of Merger was executed. On June 7, 2004, we consummated the merger transaction. In the merger, Seven Ventures Newco, Inc. merged with and into Chex Services, Inc., with Chex Services surviving the merger as the wholly owned operating subsidiary of Seven Ventures, Inc. At the closing of the merger, we exchanged 100% of our equity ownership in Chex Services for 7,700,000 shares of common stock of Seven Ventures, Inc., representing approximately 93% of the outstanding common stock of Seven Ventures, Inc. following the merger. After the Merger, the sole business of Seven Ventures, Inc. is the conduct of the business of Chex Services, Inc.

         At the closing of the merger, a bridge loan was consummated with MBC Global, Inc., an Illinois corporation, whereby Seven Ventures received $400,000 in exchange for the issuance of a convertible promissory note. The promissory note is convertible into 4,000,000 shares of common stock of Seven Ventures, Inc., in stages, under certain criteria, including but not limited to: the execution and delivery of a financial-services advisory agreement between Seven Ventures, Inc. and MBC Global, Inc. (or an affiliate) (at which time 25% of the principal amount of the note shall be convertible); MBC Global's identification of an independent director to serve as a director on the board of directors of Seven Ventures and delivery to Seven Ventures of a list of potential suitable merger or acquisition candidates (at which time an additional 25% of the principal amount of the note shall be convertible); and the execution and delivery of a significant acquisition agreement with a target entity introduced to Seven Ventures by MBC Global (at which time the remaining 50% of the principal amount of the note shall be convertible). MBC Global is an international merchant bank with principal offices in Chicago, Illinois and was formerly known as Maroon Bells Capital, LLC.

         As a holding company, from time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place and future investments or acquisitions involving cash, debt or equity securities or a combination thereof may result. Equitex, Inc. maintains its principal office at 7315 East Peakview Avenue, Englewood, Colorado 80111. You can reach us by telephone at (303) 796-8940.

THE OFFERING

   Common stock offered...................................     8,943,137 shares

   Common stock outstanding before offering (1)(2)........    34,083,678 shares

   Common stock outstanding after offering................    43,026,215 shares

   Nasdaq SmallCap Market symbol..........................                 EQTX




         (1) Represents shares of our common stock outstanding as of May 31, 2004. Does not include (a) shares of our common stock that are reserved for issuance under various stock option agreements, including those issued under our 1993 Stock Option Plan for Non-Employee Directors, the Equitex, Inc. 1999 Stock Option Plan and the Equitex, Inc. 2003 Stock Option Plan, and certain additional options issued to certain directors and executive officers outside of these plans; or (b) shares of our common stock that are reserved for issuance under outstanding warrants.

         (2) Includes shares already issued and outstanding that are being offered for resale pursuant to this prospectus.

                                  RISK FACTORS

         BEFORE DECIDING TO INVEST IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER EACH OF THE FOLLOWING RISK FACTORS AND ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS. THE FOLLOWING RISKS COULD MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION OR FUTURE RESULTS. IF THAT OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS ASSOCIATED WITH OUR HISTORY:
----------------------------------

WE HAD A NET LOSS IN 2003, AND THERE IS NO ASSURANCE WE WILL BE PROFITABLE IN 2004.

         We incurred a net loss of approximately $4.6 million (a loss applicable to common stockholders of approximately $5.1 million) for the year ended December 31, 2003, compared to a net loss of approximately $4.3 million and net loss applicable to common stockholders of approximately $4.4 million for the year ended December 31, 2002. For the three months ended March 31, 2004, we incurred a net loss of approximately $631,000 (a loss applicable to common stockholders of approximately $689,000). There is no assurance that we will have a profit for the year ending December 31, 2004.

WE MAY INCUR SIGNIFICANT EXPENSE AS A RESULT OF PENDING LEGAL ACTIONS RELATING TO OUR PRIOR ATTEMPTS TO ENGAGE IN A TRANSACTION THROUGH CHEX SERVICES, INC. AND OTHERWISE.

         Prior to our sale of Chex Services, Inc. to Seven Ventures, Inc. (of which we hold approximately 93% of the outstanding common stock), we attempted, unsuccessfully, to enter into similar transactions with Cash Systems, Inc. and iGames Entertainment, Inc. We were able to execute and deliver definitive agreements with both Cash Systems and iGames, but were unable to consummate transactions with either company.

         The litigation that arose with Cash Systems has been settled, as more fully described in our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Nevertheless, we continue to engage in litigation with iGames. We intend to vigorously defend ourselves against the litigation involving iGames. As a result, there may be significant costs related to these legal actions and there is no guarantee we will be successful either in defending against the iGames lawsuit or successfully pursuing any possible counterclaims.

         In addition, the Company is involved in additional litigation as described in the above-referenced disclosure reports filed with the SEC. This includes litigation alleging breaches of contract and certain securities law violations, and litigation with the FDIC.

RISKS ASSOCIATED WITH OUR SECURITIES:
-------------------------------------

FAILURE TO COMPLY WITH NASDAQ'S LISTING STANDARDS COULD RESULT IN OUR COMMON STOCK BEING DE-LISTED BY NASDAQ FROM THE NASDAQ SMALLCAP MARKET, AND THEREBY LIMIT THE ABILITY OF OUR STOCKHOLDERS TO SELL OUR COMMON STOCK.

         Our common stock is currently traded on the Nasdaq SmallCap Market. In July 2002, we received notice from the Nasdaq Stock Market that for the last 30 consecutive trading days our common stock's minimum bid price had fallen below the $1.00 per share required for continued listing. We regained compliance with the minimum bid price requirement on June 25, 2003, however, we can provide no assurance that our common stock may not fall below the $1.00 per share required for continued inclusion at some time in the future.

         If for any reason our common stock is delisted from the Nasdaq SmallCap Market, the price of our common stock may be quoted on either the electronic bulletin board or on the pink sheets. This would make it more difficult for our stockholders to sell their shares of our common stock on the market and would decrease the liquidity of any investment in our common stock.

WE HAVE REACHED THE LIMIT FOR THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF OUR SERIES D, G AND I PREFERRED STOCK AND THERE IS NO ASSURANCE WE WILL BE ABLE TO EITHER OBTAIN STOCKHOLDER APPROVAL FOR FURTHER ISSUANCES OR BE ABLE TO REDEEM THE PREFERRED STOCK.

         Pursuant to the certificates of designation for our Series D, G and I preferred stock, we cannot issue shares of common stock upon conversion in excess of 1,421,387 shares for the Series D preferred stock, 1,421,387 shares for the Series G preferred stock and 1,638,503 for the Series I preferred stock, which is 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. We must obtain stockholder approval to issue shares in excess of these limitations or, in lieu of any such approval, redeem any shares in excess of the limitation at 135% of the stated value of Series D and G, and 125% of the stated value of Series I preferred stock, which is $1,350 or $1,250 per share if a holder of these shares desires to convert the preferred shares into our common stock. While we have redeemed a total of 1,130 shares of Series I preferred stock, there are still 1,600 shares of Series I preferred stock outstanding, 315 shares of Series D preferred stock outstanding and 370 shares of Series G preferred stock outstanding as of May 31, 2004. There is no guarantee that we will be able to obtain stockholder approval for the issuance of shares of common stock in excess of the limitation or that we will have sufficient funds available for redemption of the shares of Series D, G or I preferred stock in excess of the limitation.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND THE EXERCISE OF WARRANTS AND OPTIONS AT PRICES BELOW THE MARKET PRICE OF OUR COMMON STOCK COULD CAUSE A DECREASE IN THE MARKET PRICE OF OUR COMMON STOCK.

         The conversion of our outstanding preferred stock into approximately 3,446,455 shares of our common stock at an estimated average conversion price of $0.663 per common share, and the exercise of warrants and options into 10,590,174 shares of our common stock at an estimated average exercise price of $3.47 per common share, may be below the market price of our common stock. This assumes that we obtain stockholder approval to issue shares upon conversion of our outstanding Series D, G and I preferred stock in excess of 20% of our outstanding shares of common stock, as discussed above. Depending on the market price of our common stock at the time of the conversion or exercise of these convertible securities, any issuance of common stock upon conversion or exercise at below-market prices may cause a decrease in the market price of our common stock.

OUR CURRENT STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION UPON THE CONVERSION OF OUR OUTSTANDING PREFERRED STOCK.

         Our stockholders may experience dilution from the conversion of shares of our Series D, G, and I convertible preferred stock into approximately 3,048,718 shares of our common stock or 9.0% of the number of shares of common stock currently outstanding, assuming our stockholders approve the issuance of shares in excess of 20% of our outstanding shares of common stock, as discussed above. Of the 1,200 shares of Series D preferred stock issued, 792 shares have already been converted into 1,376,945 shares of our common stock through May 31, 2004. The remaining 315 outstanding shares of Series D preferred stock would currently convert into approximately 475,113 shares of our common stock as of June 4, 2004, using a conversion price of 65% of the closing price of our common stock of $1.02 at that date. Of the 1,300 shares of our Series G preferred stock issued, 930 shares have already been converted into 1,353,336 shares of our common stock through May 31, 2004. The remaining 370 outstanding shares of Series G preferred stock would currently convert into approximately 558,069 shares of our common stock as of June 4, 2004, using a conversion price of 65% of the closing price of our common stock of $1.02 at that date. Of the 4,000 shares of Series I preferred stock issued, 1,130 shares have been redeemed and 1,270 shares have already been converted into 975,993 shares of our common stock through May 31, 2004. The remaining 1,600 outstanding shares of Series I preferred stock would currently convert into approximately 2,413,273 shares of our common stock as of June 4, 2004, using a conversion price of 65% of the closing price of our common stock of $1.02 at that date; however, the certificate of designation for the Series I preferred stock prohibits us from issuing common stock in excess of 20% of the outstanding number of shares of our common stock on the date the shares of Series I preferred stock were issued. Since we are near this limit, only 661 shares of common stock can be issued upon conversion of Series I preferred stock without approval of our stockholders.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

         The conversion terms of our outstanding Series D, G and I preferred stock may cause substantial dilution in the book value per share of our common stock. The conversion features in the Series D, G and I preferred stock allow the holders to purchase increasing shares of common stock as a result of a decreasing market price of our common stock price including but not limited to the following circumstances:

     o To the extent that the selling securityholders exercise their warrants and then sell common stock, the market price of our common stock may decline due to the additional shares in the market. This could in turn allow the holders of preferred stock or options and warrants to convert or exercise their remaining securities into greater amounts of common stock, the sales of which would further depress our common stock price.

     o The significant downward pressure on the price of our common stock could encourage short sales and consequently place further downward pressure on the price of our common stock.

     o Under the terms of our Series D, G and I preferred stock, holders of these shares must own less than 5% of our outstanding shares of common stock. Holders of these shares may circumvent this restriction by converting an amount of preferred stock to common stock in an amount less than 5% of our outstanding shares of common stock, selling those common shares on the market, and then converting another block of preferred stock into common stock. By so doing, holders of our Series D, G and I preferred stock can create additional dilution to our existing common stockholders.

     o The conversion of the Series D, G and I preferred stock may result in substantial dilution to the interests of other holders of common stock.

         Since we cannot know the conversion price of the Series D, G or I preferred stock until notice of conversion has been provided by the holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the Series D, G or I preferred stock. The conversion ratio for issuing shares of our common stock in exchange for Series D preferred stock is determined by dividing the stated value of the Series D preferred stock by the conversion price, which at any given time is 65% of the market price of our common stock. The conversion ratio for issuing shares of our common stock in exchange for Series G preferred stock is determined by dividing the stated value of the Series G preferred stock by the conversion price. The conversion price for Series G preferred stock will be the lowest of: (a) $6.50; or (b) 65% of the market price of our common stock, provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series G preferred stock drops to 50% of the market price. For example and for illustrative purposes only, if the closing market price of our common stock on the conversion date is $1.02, then the conversion price would be $.663 (i.e., 65% of $1.02 is $.663; and $.663 is lower than $6.50).

         The conversion ratio for issuing shares of our common stock upon conversion of Series I preferred stock is determined by dividing the stated value of the Series I preferred stock by the conversion price. The conversion price will be the lowest of: (i) $5.98; or (ii) 65% of the market price of our common stock, provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series I preferred stock drops to 50% of the market price. For example and for illustrative purposes only, if the closing market price of our common stock on the conversion date is $1.00, then the conversion price would be $.65 (i.e., 65% of $1.00 is $.65; and $.65 is lower than $5.98).

         The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices on the conversion price per share and number of shares issued upon conversion of the Series D, G and I preferred stock, based on the closing market price of our common stock on June 4, 2004.


                                                                                        Aggregate
                               Aggregate                    Aggregate                   number of
                               number of                    number of                   shares of
                               shares of                    shares of                     common
                             common stock                 common stock                    stock
                Conversion    convertible   Conversion     convertible    Conversion   convertible
                 price of      from all      price of       from all       price of      from all
  Price per      Series D      Series D      Series G       Series G       Series I      Series I       Percentage of
  share of      preferred      preferred     preferred      preferred      preferred    preferred    outstanding common
common stock    stock (1)      stock (2)     stock (3)      stock (4)      stock (5)    stock (6)       stock (7) (8)
------------    ---------      ---------     ---------      ---------      ---------    ---------       -------------

    $1.02         $.6630        475,113       $.6630         558,069        $.6630      2,413,273           9.18%

  $.77 (9)        $.5005        629,371       $.5005         739,261        $.5005      3,196,803         11.81%

  $.51 (10)       $.3315        950,226       $.3315        1,116,139       $.3315      4,826,546          16.82%

 $1.28 (11)       $.8320        378,606       $.8320         444,712        $.8320      1,923,077           7.46%

 $1.53 (12)      $0.9945        316,742       $0.9945        372,046        $0.9945     1,608,849           6.32%

---------------------------------

         (1) The conversion price is 65% of the market price of our common stock.

         (2) Assumes that all 315 shares of Series D preferred stock, which have an aggregate stated value of $315,000, are converted into common stock.

         (3) The conversion price is the lesser of (a) $6.50 or (b) 65% of the market price of our common stock for our Series G preferred stock (subject to adjustment upon any de-listing of our common stock from the Nasdaq SmallCap Market).

         (4) Assumes that all 370 shares of Series G preferred stock, which have an aggregate stated value of $370,000, are converted into common stock.

         (5) The conversion price is the lesser of (a) $5.98 or (b) 65% of the market price of our common stock for our Series I preferred stock (subject to adjustment upon any de-listing of our common stock from the Nasdaq SmallCap Market).

         (6) Assumes that all 1,600 shares of Series I preferred stock, which have an aggregate stated value of $1,600,000, are converted into common stock. This amount reflects our previous redemptions of an aggregate of 1,130 shares of Series I preferred stock.

         (7) Assumes 34,083,678 outstanding shares of our common stock prior to the conversion of the Series D, G and I preferred stock.

         (8) The Certificates of Designation for the Series D, G and I preferred stock limit us from issuing shares of common stock exceeding 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. The applicable limits are 1,421,387 for Series D preferred stock (of which 1,376,945 shares of common stock have already been issued); 1,421,387 for Series G preferred stock (of which 1,353,336 shares of common stock have already been issued); and 1,638,503 for Series I preferred stock (of which 975,993 shares of common stock have already been issued). We must obtain stockholder approval to issue shares in excess of the 20% limitation or, in lieu of such approval, redeem any shares in excess of the 20% limitation at 135 % of the stated value for Series D and G preferred stock, and 125% of the stated value for Series I preferred stock.

         (9) Reflects a 25% reduction from the average closing bid price of $1.02.

         (10) Reflects a 50% reduction from the average closing bid price of $1.02.

         (11) Reflects a 25% increase from the average closing bid price of $1.02.

         (12) Reflects a 50% increase from the average closing bid price of $1.02.



RISKS RELATED TO THE BUSINESS OF SEVEN VENTURES, INC. AND CHEX SERVICES, INC.:
------------------------------------------------------------------------------

THE POTENTIAL FOR LOSSES RELATED TO RETURNED CHECKS IS SIGNIFICANT, AND IF SUCH LOSSES MATERIALIZE THEY COULD MATERIALLY AND ADVERSELY AFFECT THE FINANCIAL PERFORMANCE AND OPERATIONS OF CHEX SERVICES, INC. AND SEVEN VENTURES, INC.

         The Company estimates that Chex Services, Inc. will transact approximately $244 million in check-cashing volume during 2004. Chex charges operations for potential losses on returned checks in the period such checks are cashed, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. Chex employs a full-time collections specialist and has systems in place to mitigate the amount of returned checks, but the potential for losses on returned checks could be significant and could have a material negative impact on the financial condition and results of operations of Chex and Seven Ventures, Inc., and on Equitex in turn, in any given period.

FOR ITS REVENUES, CHEX'S BUSINESS IS HIGHLY DEPENDENT ON CHECK CASHING, CREDIT/DEBIT CARD CASH ADVANCES AND ATM FEES, ANY OR ALL OF WHICH COULD BE LIMITED BY STATE AND/OR FEDERAL REGULATION.

         Chex's revenues are mainly composed of fees charged to its customers for check cashing, credit card and ATM transactions. If federal or state authorities were to limit or ban fees charged for any or all of these services, Chex would suffer a significant decline in revenues that could have a material adverse effect on its business, growth, financial condition and results of operations, and correspondingly those of Seven Ventures, Inc. and the Company.

CHEX'S BUSINESS IS SUBJECT TO REGULATION BY VARIOUS TRIBAL AND GOVERNMENTAL AGENCIES.

         A majority of locations where Chex offers its services are on tribal lands. Chex is licensed at many of the locations where it operates by the local tribal authority and/or various state licensing organizations. All of the tribes operate under various compacts negotiated with the states where they are domiciled. The Bureau of Indian Affairs, a division of the U.S. Department of Commerce, oversees the regulatory aspects of these compacts. If a tribe were found to be violating the regulations of the state compact, its locations could be closed down. Any such closures would have a material adverse effect on the business, growth, financial condition and results of operations of Chex, and correspondingly on Seven Ventures, Inc. and the Company. Furthermore, tribal adherence to the applicable provisions of state compacts is beyond the control of Chex, Seven Ventures and the Company.

CHEX RELIES ON CERTAIN NOTES PAYABLE TO FUND ITS CHECK-CASHING OPERATIONS AND GROWTH. THESE NOTES ARE DEMAND NOTES SUBJECT TO REPAYMENT ON 90 DAYS NOTICE.

         Chex relies in part on debenture notes from private investors to operate its business and to fund its growth. There is no assurance that Chex will continue to be able to raise the necessary funds to support its future growth through similar financing transactions. Additionally, these debenture notes are one year in length, but cancelable (and thereby subject to repayment) by either party with 90 days notice. There is no assurance that Chex will be able to replace funds in the event of the non-renewal of a note or a cancellation notice. If in the future Chex is unable to continue relying on the debenture notes to finance its continued operations and growth, Chex and/or Seven Ventures may be forced to seek additional means of financing. There can be no assurance that any form of financing will be available on terms acceptable to the Company, if at all.

CHEX OPERATES AT GAMING ESTABLISHMENTS UNDER WRITTEN CONTRACTS WHOSE MATERIAL TERMS MAY NOT BE ENFORCEABLE. IN ADDITION, CHEX OCCASIONALLY OPERATES AT GAMING ESTABLISHMENTS WITH UNSIGNED CONTRACTS, VERBAL AGREEMENTS OR VERBAL AGREEMENTS TO MODIFY EXISTING WRITTEN CONTRACTS, ANY OF WHICH MAY NOT BE ENFORCEABLE.

         Generally, Chex operates at gaming establishments pursuant to written contracts. Nevertheless, because many of the gaming establishments are located in Native American tribal lands, some or all of the material provisions of these contracts may not be enforceable due to the unwillingness of a tribe to provide a waiver of its sovereign immunity, limited or otherwise. Alternatively, the enforcement of an enforceable contract is likely to be much more costly if the contracting party is a tribe, due to a failure to waive sovereign immunity.

         In addition, Chex currently operates at some locations with unsigned contracts, verbal agreements, or verbal amendments to written contracts any or all of which may not be enforceable. Should any party bring challenges or claims to Chex pursuant to these arrangements, we could experience a decrease in future revenue or be required to record an unforeseen future liability which could have a material adverse effect on Chex's business, growth, financial condition and results of operations, and correspondingly those of Seven Ventures, Inc. and the Company.

CHEX FACES INTENSE COMPETITION FOR ITS PRODUCTS AND SERVICES.

         Chex competes with a number of companies in its market niche. Companies such as Game Financial Corp. (owned by American Express), Global Cash Access, Cash Systems and Americash offer full-service-booth check-cashing operations. In addition, Chex competes with Global Cash Access, Game Financial Corp., Cash Access Systems, Inc., Cash & Win (through an alliance with Comerica Bank and
NDC), Americash and Borrego Springs Bank for ala carte credit card cash advance systems and ATMs to the gaming and hospitality industries. Some of these companies are much larger and better financed than Chex. There can be no assurance that Chex will be able to compete successfully with these companies in its particular market niche.

AS COMPETITION INCREASES, THERE CAN BE NO ASSURANCE THAT CHEX WILL BE ABLE TO SECURE RENEWALS OF ITS EXISTING CONTRACTS.

         Chex operates its business at most locations through contracts negotiated with tribal authorities and other entities that typically last for one to five years. While Chex historically has had significant success in renewing these contracts for successive terms, there can be no assurance that future contract renewals will be successful and that Chex will be able to maintain its existing client base. Failure to complete a significant number of contract renewals could have a material adverse effect on Chex's business, growth, financial condition and results of operations, and correspondingly those of Seven Ventures, Inc. and the Company.

CHEX'S FUTURE GROWTH DEPENDS ON ITS ABILITY TO OBTAIN NEW CUSTOMER CONTRACTS.

         The continued expansion and development of Chex's business will depend on the execution of new contracts with casinos and other gaming establishments. To date, Chex has concentrated its efforts on Native American tribal casinos where it has significant market penetration. In order to continue its growth, Chex will likely be required to market its products to non-tribal casinos and other gaming establishments in larger traditional gaming markets. In such event, there can be no assurance that Chex will be successful. The inability to penetrate these new markets could have a material adverse effect on Chex's future growth. Any material negative effect would likely have a corresponding material and negative effect on the business, financial condition and results of operations of Seven Ventures, Inc. and the Company.

         In addition, Chex intends to market its new products, the FastFunds stored value card and the prepaid payroll card, to industries outside of the Native American gaming industry where it currently primarily operates. Neither the Company nor Chex can offer any assurance that Chex's efforts will be successful. Chex's inability to penetrate these markets could have a material adverse effect on its future growth, which would in turn affect the business, financial condition and results of operations of Seven Ventures, Inc. and the Company.

CHEX IS DEPENDENT UPON ITS MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY
EMPLOYEES.

         Chex's growth and profitability will materially depend on its ability to retain key executives and managers, attract capable employees, and maintain and develop the systems necessary to operate its business. The loss of any one or more of its key executives could have a material adverse effect on Chex's business, growth, financial condition and results of operations, and a corresponding adverse effect on Seven Ventures, Inc. and the Company.

CHEX'S COMPUTER SYSTEMS ARE SUBJECT TO SECURITY RISKS WHICH, IF BREACHED, COULD ADVERSELY EFFECT ITS BUSINESS AND FINANCIAL CONDITION.

         Chex currently maintains a site on the world wide web at WWW.FASTFUNDSONLINE.COM to promote, enhance and encourage customers to use its services and to educate them on its services and products. On a secure section of its website, Chex maintains its proprietary application management software for use by its customers. Like most computer systems, Chex's systems are subject to the risks of computer viruses and unauthorized individuals (hackers) obtaining access to and inadvertently or purposefully damaging its systems. Chex and the Company believe the security and virus-detection systems and controls that Chex has implemented significantly reduce these risks. If Chex's systems were nonetheless compromised, its customers could lose data or be unable to access the system. In addition, sensitive information regarding its customers that is maintained on its system may become publicly available. In such an event, Chex may be exposed to liability from its customers, may lose these customers and may suffer significant damage to its business reputation. Any of these events could have a material and adverse effect on Chex's business and financial condition, and a corresponding effect on Seven Ventures, Inc. and the Company.



              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Forward-looking statements in this prospectus are typically identified by words such as "believes," "anticipates," "estimates," "expects," "intends," "will," "may" and other similar expressions. These forward-looking statements may include, among other things, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause our results to differ include those identified in this prospectus and in any applicable prospectus supplement under the section entitled "Risk Factors," those discussed in the Annual Report on Form 10-K for our fiscal year ended December 31, 2003, those discussed in the Quarterly Report on Form 10-Q for our quarter ended March 31, 2004, and similar sections in the other documents incorporated into this prospectus by reference. We encourage you to read these sections and documents carefully.

                              MATERIAL DEVELOPMENTS

         We are a holding company that operates primarily through our subsidiaries and affiliates, including Seven Ventures, Inc. (and its wholly owned operating subsidiary, Chex Services, Inc., a Minnesota corporation), a publicly traded Nevada corporation of which we own approximately 93% of the issued outstanding common stock, and Denaris Corporation, a Delaware corporation and another majority owned subsidiary. We also have run-off operations from our wholly owned subsidiary Nova Financial Systems, Inc., a Florida corporation. Our other wholly owned subsidiary, Key Financial Systems, Inc., a Florida corporation, ceased run-off operations in the fourth quarter of 2003 and is presented as a discontinued operation.

MATERIAL DEVELOPMENTS

LITIGATION WITH IGAMES ENTERTAINMENT, INC.

         On November 3, 2003, we executed a stock purchase agreement with iGames Entertainment, Inc. and Money Centers of America pursuant to which our then wholly owned subsidiary, Chex Services, would have been acquired by iGames Entertainment in exchange for Equitex's receipt of common stock of iGames Entertainment and other consideration. On March 12, 2004, we notified iGames Entertainment that we were terminating the stock purchase agreement due to various material adverse developments with respect to the business of iGames Entertainment, and simultaneously declaring a default under a term promissory note made by iGames Entertainment in favor of Chex Services dated January 6, 2004, in the amount of $2 million.

         On March 16, 2004, Chex Services commenced a lawsuit in Hennepin County, Minnesota demanding repayment of $2 million, plus a $1 million termination fee, accrued interest and other fees, due from iGames Entertainment under the terms of the promissory note. On March 23, 2004, we commenced a lawsuit in Delaware state court (New Castle County) relative to the termination of the stock purchase agreement; and on March 24, 2004, iGames Entertainment commenced a lawsuit in United States District Court for the District of Delaware relative to both the termination of the stock purchase agreement and iGames Entertainment's obligations under the promissory note which is the subject of Chex Services' lawsuit in Hennepin County, Minnesota. Equitex is confident that our legal claims will be upheld and believes that the various claims made by iGames Entertainment lack merit. We intend to vigorously prosecute our claims and defend against iGames Entertainment's claims.

MERGER OF CHEX SERVICES, INC.

         On April 14, 2004, Chex Services, Inc. executed and delivered an Agreement and Plan of Merger with Seven Ventures, Inc., a publicly traded Nevada corporation (OTCBB: SVVI), and Seven Ventures Newco, Inc., a wholly owned subsidiary of Seven Ventures and a Minnesota corporation. Seven Ventures, Inc. had no business operations when the Agreement and Plan of Merger was executed. On June 7, 2004, we consummated the merger transaction. In the merger, Seven Ventures Newco, Inc. merged with and into Chex Services, Inc., with Chex Services surviving the merger as the wholly owned operating subsidiary of Seven Ventures, Inc. At the closing of the merger, we exchanged 100% of our equity ownership in Chex Services for 7,700,000 shares of common stock of Seven Ventures, Inc., representing approximately 93% of the outstanding common stock of Seven Ventures, Inc. following the merger. After the Merger, the sole business of Seven Ventures, Inc. is the conduct of the business of Chex Services, Inc.

         At the closing of the merger, a bridge loan was consummated with MBC Global, Inc., an Illinois corporation, whereby Seven Ventures received $400,000 in exchange for the issuance of a convertible promissory note. The promissory note is convertible into

4,000,000 shares of common stock of Seven Ventures, Inc., in stages, under certain criteria, including but not limited to: the execution and delivery of an financial-services advisory agreement between Seven Ventures, Inc. and MBC Global, Inc. (or an affiliate) (at which time 25% of the principal amount of the note shall be convertible); MBC Global's identification of an independent director to serve as a director on the board of directors of Seven Ventures and delivery to Seven Ventures of a list of potential suitable merger or acquisition candidates (at which time an additional 25% of the principal amount of the note shall be convertible); and the execution and delivery of a significant acquisition agreement with a target entity introduced to Seven Ventures by MBC Global (at which time the remaining 50% of the principal amount of the note shall be convertible). MBC Global is an international merchant bank with principal offices in Chicago, Illinois and was formerly known as Maroon Bells Capital, LLC.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling securityholders.



                             SELLING SECURITYHOLDERS

         The following table lists the total number of shares of our common stock as of June 1, 2004, assuming the exercise of all warrants owned by the selling securityholders and the conversion of all convertible promissory notes at the lowest rate of conversion provided for under such promissory notes, held by the selling securityholders and registered pursuant to the registration statement of which this prospectus is a part. Except as indicated in the table and accompanying footnotes, the selling securityholders are offering all of the shares of common stock owned by them or issuable to them upon the exercise of the warrants and conversion of the convertible securities. We will not receive any proceeds from the sale of the common stock by the selling securityholder.

                                                   Shares of
                                    Shares of        common                                            Percent of
                     Shares of     common stock      stock            Total           Amount of       outstanding
                       common       issued and     issued and   shares of common    common stock      common stock
                    stock owned   issuable upon     issuable       stock to be        owned by          owned by
                      prior to    conversion of       upon         offered for     securityholder    securityholder
 Name of Selling        this        promissory    exercise of   securityholder's     after this        after this
  Securityholder      offering        notes         warrants         account        offering (1)      offering (1)
  --------------      --------        -----         --------         -------        ------------      ------------

Pandora Select           0          4,705,882       480,000         5,185,882             0                0%
Partners, L.P.

Whitebox Hedged          0          3,137,255       320,000         3,457,255             0                0%
High Yield
Partners, L.P.

Blake Capital         780,000           0           300,000          300,000           780,000           1.81%
Partners

TOTALS                              7,843,137      1,100,000        8,943,137          780,000           1.81%

         (1) Assumes the sale of all of the shares of common stock offered by each selling securityholder pursuant to this prospectus.

         On March 9, 2004, we closed on two convertible promissory notes from Pandora Select Partners, LP and Whitebox Hedged High Yield Ltd aggregating $5,000,000. The convertible promissory notes carry an interest rate of 7% per annum, and each has a 45-month term. During months one through three, only interest payments are required; beginning in month four, the principal and interest payments will amortize over a 42-month period. The convertible promissory notes are senior to all other debt of both Equitex and Chex Services, Inc. The proceeds were loaned by us to Chex Services under terms identical to the convertible promissory notes. The convertible promissory notes were initially collateralized by all of the assets of Chex Services, our stock ownership in Chex Services and the note between us and Chex Services. After the merger of Chex Services with Seven Ventures Newco, Inc. (described above), our direct ownership of stock of Chex Services no longer exists. As part of the merger, the lenders and Seven Ventures, Inc. agreed that Seven Ventures Inc.'s stock ownership in Chex Services after the merger would become collateral for our repayment of the convertible promissory notes.

         The promissory notes are convertible, at any time, into our common stock at $1.35 per share up to an amount equal to 4.99% of our outstanding common stock at any given point in time. We have the right to make any monthly payment of principal and interest through the issuance of our common stock. In any such event, the common stock will be valued at 85% of the average bid price for the 20 trading days prior to the payment due date. The maximum number of shares that can be delivered in lieu of cash payment will be 10% of the average monthly trading volume for the month immediately prior to the payment due date. We may also issue shares of common stock each month in an amount not to exceed 10% of the prior month's total share volume, up to a maximum aggregate value of $100,000, as payment to be applied to the outstanding principal balance.

         As part of the financing transaction, the lenders received a fee of $150,000, legal fees of $15,000 for the preparation of transaction documentation, and warrants to acquire up to 800,000 shares of our common stock at an exercise price of $1.50 per share and exercisable for a period of five years. The warrants include a cashless-exercise provision. Furthermore, we paid a transaction fee to Blake Advisors, LLC, who introduced us to the lenders, of $150,000. Blake Advisors also received warrants to acquire up to 300,000 shares of our common stock at an exercise price of $1.00 per share and exercisable for a period of two years. Finally, as part of the financing transaction, we agreed to file a registration statement covering all the shares of common stock issuable upon conversion of the promissory note, exercise of the warrants and shares used to make monthly payments. If the registration statement is not declared effective by September 5, 2004, we must issue additional stock or warrants in amounts to be negotiated. If after 12 months from the closing date the registration statement is not effective, the lenders shall have the right to call the loan.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock offered by this prospectus on behalf of the selling securityholders. As used in this prospectus, "selling securityholders" include donees, pledges, transferees and other successors in interest selling shares received from the selling securityholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by Equitex, Inc. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders.

         Sales of shares of common stock offered hereby may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions):

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

         The selling securityholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders.

         The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         The selling securityholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meets the criteria and conform to the requirements of that rule.

         The selling securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         To the extent required, the shares of our common stock to be sold, the name of the selling securityholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholder and his affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

         We are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.

         We have agreed with the selling securityholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

         The registration rights agreement entered into in connection with the convertible promissory notes provides that the following events constitute a default: (a) our failure to file the registration statement of which this prospectus is a part by June 8, 2004; or (b) our failure to have this registration statement declared effective by December 8, 2004.



                                  LEGAL MATTERS

         Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for us by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.



                                     EXPERTS

         The consolidated balance sheets of Equitex, Inc. as of December 31, 2003 and 2002, and the related consolidated/combined statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which appear in our Annual Report on Form 10-K incorporated by reference into the registration statement of which this prospectus is a part, have been audited by Gelfond Hochstadt Pangburn, P.C., an independent registered public accounting firm, as indicated in their report with respect thereto dated as of April 13, 2004, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report.

         With respect to the unaudited condensed consolidated financial information for the periods ended March 31, 2004 and 2003, and incorporated herein by reference into the registration statement of which this prospectus is a part, the independent registered public accounting firm has applied limited procedures in accordance with professional standards for a review of such information. Nevertheless, as stated in their separate report included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted. The independent registered public accounting firm is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited interim financial information because those report are not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our most current SEC filings, such as our annual, quarterly and current reports, proxy statements and press releases are available to the public free of charge on our Website. The address of our website is http://www.equitex.net. Our website is not intended to be, and is not, a part of this prospectus. We will provide electronic or paper copies of our SEC filings to any stockholder free of charge upon receipt of a written request for any such filing. All requests for our SEC filings should be sent to the attention of Investor Relations at Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111.

         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the termination of the offering of our common stock pursuant to this prospectus:

     o Annual report on Form 10-K for the year ended December 31, 2003 (including information specifically incorporated by reference into our Form 10-K), as filed on April 14, 2004;

     o Quarterly report on Form 10-Q for the quarter ended March 31, 2004, as filed on May 17, 2004;

     o The description of our common stock included under the caption "Securities to be Registered" in our Registration Statement on Form 8-A, dated July 21, 1983, including any amendments or reports filed for the purpose of updating that description;

     o    Current Report on Form 8-K, filed on April 1, 2004; and

     o    Current Report on Form 8-K, filed on April 16, 2004.

         The information about us that is contained in this prospectus is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus. You can request a free copy of the above filings, or any filings subsequently incorporated by reference into this prospectus, by writing to us at Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111, Attention: Investor Relations; or telephoning us at (303) 796-8940.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The selling securityholders have agreed to indemnify, to the extent permitted by law, us, our directors, certain of our officers and each person who controls us (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in a registration statement or prospectus, or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information or affidavits relating to the selling securityholders furnished by the selling securityholders to us for use therein.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   PROSPECTUS



                                     , 2004




                                  EQUITEX, INC.





                        8,943,137 SHARES OF COMMON STOCK





UNTIL , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS FOR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Registrant estimates that expenses payable in connection with the offering described in this registration statement will be as follows:

          SEC registration fee                                     $500
          Legal fees and expenses                                 5,000
          Accounting fees and expenses                            5,000
          Printing and engraving expenses                           500
          Miscellaneous                                           1,000
                                                                -------
                   TOTAL                                        $12,000
                                                                =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

         In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith;
(ii) were reasonably believed to have been in or not opposed to Equitex's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

         The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

         Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex's best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

         Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

         The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

         The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

         Article VII Section 9 of Equitex's corporate bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

         The following exhibits are filed as part of this registration statement:

     5.1    Opinion of Maslon Edelman Borman & Brand, LLP (FILED HEREWITH)
     10.1 Purchase Agreement by and among Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P., dated March 8, 2004 (incorporated by reference to Exhibit 10.9 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)
     10.2 Convertible Promissory Note in the principal amount of $3,000,000, in favor of Pandora Select Partners, L.P., dated March 8, 2004 (incorporated by reference to Exhibit 10.10 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)

     10.3 Convertible Promissory Note in the principal amount of $2,000,000, in favor of Whitebox Hedged High Yield Partners, L.P., dated March 8, 2004 (incorporated by reference to Exhibit 10.11 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)
     10.4 Chex Note Security Agreement by and between Chex Services, Inc. and Equitex, Inc., dated March 8, 2004 (incorporated by reference to
            Exhibit 10.16 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)
     10.5 Equitex Security Agreement by and among Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Yield Fund, L.P., dated March 8, 2004 (incorporated by reference to Exhibit 10.13 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)
     10.6 Guaranty Agreement by and among Chex Services, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated by reference to Exhibit 10.14 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)
     10.7 Chex Guarantee Security Agreement by and among Chex Services, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P. (incorporated by reference to Exhibit 10.15 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)
     10.8 Registration Rights Agreement by and among Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P., dated March 8, 2004 (incorporated by reference to Exhibit 10.17 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)
     10.9 Secured Promissory Note of Chex Services, Inc. in the principal amount of $5,000,000, in favor of Equitex, Inc., dated March 8, 2004 (incorporated by reference to Exhibit 10.12 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004)
     10.10 Security Agreement by and among Equitex, Inc., Seven Ventures, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P., dated June 7, 2004 (FILED HEREWITH)
     15.1 Acknowledgement of Independent Registered Pubic Accounting Firm, Gelfond Hochstadt Pangburn, P.C. (FILED HEREWITH)
     23.1 Consent of Independent Registered Public Accounting Firm, Gelfond Hochstadt Pangburn, P.C. (FILED HEREWITH)
     23.2   Consent of Maslon Edelman Borman & Brand, LLP (see Exhibit 5.1)

ITEM 17.  UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on June 8, 2004.

                                          Equitex, Inc.
                                          (Registrant)


                                          /s/  Henry Fong
                                          ------------------------------------
                                          Henry Fong
                                          Chief Financial Officer




                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Henry Fong, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name                                     Title                      Date
----                                     -----                      ----
/s/  Henry Fong                          Principal financial        June 8, 2004
------------------------------------     and accounting
     Henry Fong                          officer and Director

/s/  Russell L. Casement                 Director                   June 8, 2004
------------------------------------
     Russell L. Casement

/s/  Aaron A. Grunfeld                   Director                   June 8, 2004
------------------------------------
     Aaron A. Grunfeld

/s/  Michael S. Casazza                  Director                   June 8, 2004
------------------------------------
     Michael S. Casazza

                                    EXHIBITS

Exhibit   Description                                                         Page
-------   -----------                                                         ----
5.1       Opinion of Maslon Edelman Borman & Brand, LLP                       II-7
10.10     Security Agreement by and among Equitex, Inc., Seven Ventures,      II-9
          Inc., Pandora Select Partners, L.P. and Whitebox Hedged High
          Yield Partners, L.P., dated June 7, 2004
15.1      Acknowledgement of Independent Registered Pubic Accounting Firm,
          Gelfond Hochstadt Pangburn, P.C.                                    II-23
23.1      Consent of Independent Registered Public Accounting Firm, Gelfond
          Hochstadt Pangburn, P.C.                                            II-24
23.2      Consent of Maslon Edelman Borman & Brand, LLP                       (contained in Exhibit 5.1)

-------------------------------

Remaining exhibits are incorporated by reference as indicated in Item 16 of this Registration Statement.